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SUPPLEMENT
(To Prospectus Supplement dated July 28, 2005 to Prospectus dated July 26, 2005)

                          $1,233,623,100 (APPROXIMATE)

                 STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-17

         Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated July 28, 2005 (the "Prospectus Supplement"), (i) the Class 5-A2 Certificates shall be 0 Day Delay Certificates, (ii) the Accrual Period for the Class 5-A2 Certificates for each Distribution Date will be the period beginning on the immediately preceding Distribution Date (or from July 25, 2005 in the case of the first Distribution Date) and ending on the day immediately preceding the related Distribution Date, (iii) the Record Date for the Class 5-A2 Certificates will be the close of business on the Business Day immediately before each Distribution Date and (iv) for purposes of the table on page S-3, "LD" under the "Record Date" column shall be changed to "DD" for the Class 5-A2 Certificates only.

         For purposes of the table on page S-3, footnote (1) shall include the following definition: LD = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

         All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.


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                 THE DATE OF THIS SUPPLEMENT IS AUGUST 4, 2005.